Exhibit 5.2

One Logan Square

130 North 18th Street | Philadelphia, PA 19103-6998

blankrome.com

Phone:	215-569-5500
Fax:	215-569-5555

July 10, 2020

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Re:	Comcast Corporation 2002 Restricted Stock Plan

Ladies and Gentlemen:

We have served as counsel to Comcast Corporation, a Pennsylvania Corporation (the “Company”), in connection with the registration by the Company of 387,000,000 shares of Class A common stock, par value $0.01 per share (the “Shares”), on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). Of the total Shares registered, 36,000,000 may be issued pursuant to the Company’s 2002 Restricted Stock Plan, as amended and restated effective April 10, 2020 (the “Restricted Stock Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

The Restricted Stock Plan document states that the Restricted Stock Plan was established to permit eligible employees and non-employee directors to defer the receipt of compensation otherwise payable to such outside directors and eligible employees in accordance with the terms of the Restricted Stock Plan. The Restricted Stock Plan is unfunded and states that it is maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Restricted Stock Plan was amended and restated, effective as of April 10, 2020 in its current form, and (2) the deferral provisions of the Restricted Stock Plan are maintained primarily for the purpose of providing the opportunity to defer the receipt of shares upon the vesting of awards of restricted stock and restricted stock units and to convert the right to receive shares to the right to receive the cash value of the shares to non-employee directors and a select group of management or highly compensated employees.

By its express terms, the Restricted Stock Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Restricted Stock Plan is an “employee pension benefit plan” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees, the Restricted Stock Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Restricted Stock Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Restricted Stock Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Restricted Stock Plan pursuant to the written provisions of the Restricted Stock Plan will not cause the Restricted Stock Plan to fail to comply with parts 1 or 5 of Title 5 of ERISA.

On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Restricted Stock Plan comply with the requirements of ERISA pertaining to such provisions.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Blank Rome LLP

Blank Rome LLP